INDEPENDENT PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to include in the Registration Statement of Comanche Clean Energy Corporation on Form F-1 our report dated February 9, 2007, with respect to our audit of the financial statements of Destilaria de Álcool Simões Ltda. for the two years ended December 31, 2006 and 2005.

/s/ Imateo Auditoria e Consultoria S/C

Imateo Auditoria e Consultoria S/C

June 15, 2007